UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

GenVec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(state or other jurisdiction of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

910 Clopper Road	20878
Suite 220N	(Zip Code)
Gaithersburg, Maryland
(Address of principal executive offices)

Registrant's telephone number, including area code: (240) 632-0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Section 8.01 Other Events.

On February 13, 2014, GenVec, Inc. (the “Company”) announced that the third milestone had been achieved under the terms of its Research and Collaboration and License Agreement with Novartis for the development of treatments for hearing and balance disorders.  This milestone was the non-rejection of the investigational new drug application, or IND, by the U.S. Food and Drug Administration (FDA), for CGF166, the lead product candidate that is the subject of the collaboration.  The non-rejection of an IND by FDA is generally required prior to commencing clinical trials with an experimental pharmaceutical or biological product in the United States.  As a result of the IND being cleared, the Company expects Novartis to commence dosing patients with CGF166 within the first half of 2014.  As previously announced, GenVec is entitled to a $2 million milestone payment for the non-rejection of the IND.  Upon the dosing of the first patient with CGF166, the Company will be entitled to receive a $3 million milestone payment from Novartis.  These two milestone payments constitute the $5 million of near-term milestones previously referred to by the Company as reasonably anticipated being earned prior to June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenVec, Inc.

By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President, Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Secretary

Dated: February 26, 2014

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